IMPATH INC.

EMPLOYEE STOCK PURCHASE PLAN

Effective October 1, 2001

ARTICLE 1. PURPOSE

The IMPATH Inc. Employee Stock Purchase Plan is intended to provide an incentive to eligible employees of IMPATH Inc. (the “Company”) and affiliated companies to have a greater interest in the Company’s growth by providing them with the opportunity to purchase shares of the Company’s common stock at a favorable price by means of payroll deductions. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

ARTICLE 2. DEFINITIONS

Whenever used in the Plan, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context:

Administrator means the person or persons appointed by the Committee to administer the Plan in accordance with Article 3.

Board or Board of Directors means the Board of Directors of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation Committee of the Board or any other committee designated by the Board to administer the Plan.

Company means IMPATH Inc., or any successor corporation.

Compensation means a Participant’s wages as defined in Section 3401(a) of the Code (for purposes of income tax withholding) determined without regard to any rules that limit remuneration included in wages based on the nature or location of the employment or the services performed, subject to the following inclusions and exclusions:

(a)	including employer contributions made pursuant to a compensation reduction agreement which are not includible in the gross income of a Participant under Sections 125, 402(a)(8), 402(h) or 403(b) of the Code; and

(b)	excluding reimbursements or other expense allowances, severance pay, and welfare benefits; and

(c)	excluding bonuses; and

(d)	excluding commissions.

Employee means any individual employed by an Employer.

Employer means the Company and each Subsidiary designated by the Board of Directors as a participating employer in the Plan.

Fair Market Value means the fair market value of the Stock as determined pursuant to Section 3.03 of the Plan.

Offering means an offering of Stock for purchase under the Plan pursuant to Article 6 of the Plan.

Participant means any eligible employee who has elected to participate in an Offering under the Plan.

Payroll Period means the period for which Compensation is paid to an Employee in accordance with an Employers’ customary payroll practices.

Plan means the IMPATH Inc. Employee Stock Purchase Plan, as hereinafter amended from time to time.

Stock means the Common Stock of the Company, par value $.005 per share.

Subsidiary means any corporation, limited liability company or other entity which has elected under the Code to be taxed as a corporation and in which the Company owns, directly or indirectly, stock or other equity interests possessing 50 percent or more of the total combined voting power of all classes of stock or other equity interests of such entity. For this purpose, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of the Company.

ARTICLE 3. GENERAL RULES

3.01 COMMITTEE

(a)	The Plan shall be administered by the Committee. The Committee shall consist of at least two directors of the Company appointed by the Board, none of whom shall be eligible to participate in the Plan.

(b)	All members of the Committee shall be (i) “disinterested persons” within the meaning of Rule 16b-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and as such Rule is in effect, and (ii) “outside directors” within the meaning of Section 162(m) of the Code and any applicable regulations. The Board may, from time to time, remove members from, or add members to, the Committee. Vacancies on the Committee will be filled by the Board.

(c)	The Committee shall have full authority and power to administer and construe the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:

(i)	to interpret the terms and provisions of the Plan, including but not limited to the power to construe ambiguities and omissions;

(ii)	to adopt, amend and repeal such rules, regulations, agreements and instruments for implementing and administering the Plan as the Committee shall deem necessary or advisable; and

(iii)	to make all other determinations, including factual determinations, and take all other action necessary or advisable for the implementation and administration of the Plan.

(d)	The Committee may delegate such of its administrative duties to such other persons as it deems appropriate in connection with administering the Plan.

(e)	All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons who have an interest under the Plan.

(f)	The Committee may act by a majority vote at a meeting of the Committee or by a document signed by all of the members of the Committee. The Committee may adopt such rules for the conduct of its affairs as it deems appropriate.

(g)	The members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement shall be approved by independent legal counsel) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, a member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle it on his or her own behalf.

3.02 NUMBER OF SHARES SUBJECT TO PLAN

(a)	The total number of shares of Stock that may be purchased in Offerings under the Plan shall not exceed, in the aggregate, ten percent (10%) of the number of shares of Stock outstanding on the last day of the Company’s fiscal year-end preceding the Effective Date (subject to adjustment as set forth below).

(b)	The aggregate number of shares of Stock that may be purchased in Offerings under the Plan, as determined in accordance with (a), above, shall be increased annually, on each January 1st beginning January 1, 2002 and ending January 1, 2011, by an amount equal to the lesser of:

(i)	ten percent (10%) of the increase, if any, in the number of shares of Stock outstanding during the Company’s most-recently completed fiscal year (with any such increase measured by calculating the difference between the number of shares of Stock outstanding on the last day of such fiscal year and the number of shares of Stock outstanding on the last day of the immediately preceding fiscal year); or

(ii)	such number of Shares as determined by the Board, which number shall be less than (i), above.

(c)	Stock available for Offerings may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares for which an Offering to purchase expires or is terminated or canceled may again be made subject to Offerings under the Plan.

(a)	If the number of shares of Stock outstanding is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Stock, or if any other similar corporate transaction or event affects the Stock such that an adjustment is determined, by the Committee in its sole discretion, to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the number of shares that may be purchased in Offerings under this Plan, or any potential increase thereto, shall be increased or decreased proportionately, as the case may be, and the Committee shall make the appropriate adjustment in the number and kind and price of shares subject to Offerings then outstanding and unexercised.

3.03 DETERMINATION OF FAIR MARKET VALUE

For purposes of this Plan, the Fair Market Value of the Stock as of any given date, shall be equal to the last quoted sales price of the Stock on such date, or if no sales price is available for such date, the average of the reported high bid and low asked prices regular way for such date, on (a) the New York Stock Exchange, (b) if the Stock is not listed or admitted to trading on such exchange, on the principal national stock exchange on which the Stock is then listed or admitted to trading, or (c) if not listed or admitted to trading on any national stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”). If the Stock is not then listed on any national stock exchange or reported by NASDAQ (or if no current bid and asked price is available), then the Fair Market Value shall be determined in any reasonable manner approved by the Committee.

3.04 EFFECTIVE DATE

     The Plan is effective October 1, 2001.

ARTICLE 4. ELIGIBILITY AND PARTICIPATION

4.01 ELIGIBLE EMPLOYEES

Subject to Section 4.02, each Employee whose customary employment is expected to be more than twenty (20) hours per week and more than five (5) months per year will be eligible to participate in Offerings which commence after the date on which he or she meets these requirements, provided that such Employee submits the payroll deduction authorization required under Section 5.01 on or prior to the election deadline applicable to such Offering.

4.02 RESTRICTIONS ON PARTICIPATION

Notwithstanding any provisions of this Plan to the contrary, an Employee shall not participate in an Offering if either

(a)	prior to the Offering, the employee owns stock, and/or holds outstanding options to purchase stock, possessing 5 percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries; or

(b)	immediately after purchasing Stock in such Offering, the employee would own stock, and/or hold outstanding options to purchase stock, possessing 5 percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

For purposes of this section, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of the Employee.

4.03 PARTICIPATION IN OFFERING

An Employee may elect to participate in an Offering by filing a completed payroll deduction election prior to the Offering commencement date. Such election shall be made in accordance with the requirements of Article 5.

4.04 TERMINATION OF PARTICIPATION

(a)	An individual will cease to be a Participant in an Offering on the earliest to occur of the following events:

(i)	the date on which he or she ceases to be eligible to participate under Section 4.01;

(ii)	the date on which the individual terminates employment with an Employer for any reason other than death;

(iii)	the date on which the Employee elects to withdraw his or her payroll deductions as provided in Article 7.

(b)	For purposes of participation in the Plan, an individual who is on an approved leave of absence shall be deemed to be an Employee for the first 90 days of such leave. If the individual does not return to regular full-time or part-time employment (as the case may be) on or before the end of the 90-day period, the individual’s employment shall be deemed to have terminated on the last day of such period and the individual will cease to be a Participant.

(c)	In the event that an individual ceases to be a Participant, the withdrawal provisions described in Article 7 shall apply.

ARTICLE 5. PAYROLL DEDUCTIONS

5.01 AUTHORIZATION TO MAKE PAYROLL DEDUCTIONS

(a)	Each Employee who elects to participate in an Offering shall agree to have deductions made by the Employer from his or her Compensation by filing a payroll deduction authorization with the Employer on or before the election date specified by the Administrator for the Offering.

(b)	A Participant’s payroll deduction authorization with respect to an Offering shall be effective from the first day of the first Payroll Period ending during an Offering period until the last day of the last Payroll Period ending during the Offering period unless the Participant withdraws from the Offering in accordance with Article 7.

(c)	Unless and until a Participant elects otherwise, such Participant’s payroll deduction election for an Offering period will remain in effect for each subsequent Offering period.

5.02 AMOUNT OF PAYROLL DEDUCTION

A Participant may elect to have deductions made from his or her Compensation in an amount equal to a whole percentage of his or her Compensation from 1 percent (1%) to 20 percent (20%), or such other percentage as may be established by the Administrator.

5.03 CHANGE OF PAYROLL DEDUCTIONS DURING OFFERING PERIOD

(a)	A Participant may elect to increase or decrease his or her payroll deductions during an Offering period by providing notice in such form and manner and within such time period as prescribed by the Administrator. Subject to paragraph (c), a Participant may make only one such election during an Offering period.

(b)	A Participant may elect to discontinue his or her payroll deductions for an Offering period by providing notice in such form and manner and within such time period as prescribed by the Administrator. A Participant who elects to discontinue payroll deductions for an Offering may not again resume payroll deductions for that Offering.

(c)	The Administrator in its sole discretion may, at any time and with or without notice, permit a Participant to change his or her election if it determines that such change or revocation is justified by individual circumstances.

5.04 DEDUCTIONS DURING APPROVED LEAVE OF ABSENCE

An Employee who continues to be a Participant during an approved leave of absence may elect to authorize the Employer to make deductions from payments to be made by the Employer to the Participant during such leave of absence, if any.

5.05 PARTICIPANT'S ACCOUNT

(a)	Amounts equal to payroll deductions made pursuant to a Participant’s election under this Article 5 for an Offering period shall be credited, on the last day of a Payroll Period, to a bookkeeping account established by the Administrator under the Plan.

(b)	The bookkeeping account shall be debited with:

(i)	amounts used to purchase Stock pursuant to Section 6.04; and

(ii)	payments made pursuant to Article 7.

ARTICLE 6. OFFERING AND PURCHASE OF STOCK

6.01 OFFERING PERIOD

Offerings to purchase Stock under the Plan will be made during each of the following periods:

(a)	The first Offering period will commence on October 1, 2001 and will end on December 31, 2001.

(a)	Effective January 1, 2002, an Offering period will commence each January 1 and July 1 and end on the next following June 30 and December 31.

6.02 PURCHASE PRICE

The purchase price of Stock for an Offering shall be equal to the lesser of:

(a)	85 percent (85%) of the Fair Market Value of the Stock on the first business day of the Offering period; and

(b)	85 percent (85%) of the Fair Market Value of the Stock on the last business day of the Offering period.

6.03 AUTOMATIC EXERCISE

Unless a Participant elects to withdraw from an Offering prior to the close of an Offering period in accordance with the provisions of Article 7, a Participant’s election to purchase Stock shall be exercised automatically on the last day of the Offering period.

6.04 NUMBER OF SHARES PURCHASED UPON EXERCISE

(a)	Subject to paragraphs (b) and (c), the number of whole shares of Stock purchased by a Participant upon exercise shall be equal to: (i) the balance of the Participant’s account as of the last day of the Offering period (ii) divided by the purchase price per share of Stock.

(b)	Notwithstanding any provision of the Plan to the contrary, an employee shall not have the right to purchase stock under this Plan and all other employee stock purchase plans of the Company and any of its Subsidiaries in excess of $25,000 of Fair Market Value of the Stock (determined at the time such Offering) for each calendar year in which such right to purchase Stock is outstanding. Any right to purchase Stock under this Plan shall be deemed to be modified to the extent necessary to satisfy the limitations of this paragraph.

(c)	In the event that the total number of shares which are exercised for purchase for an Offering exceeds the maximum number of shares available under the Plan for such Offering, the Administrator shall make a pro rata allocation of the shares available for delivery and distribution in as uniform a manner as shall be practicable and as it shall determine to be equitable.

6.05 CARRY FORWARD OF UNUSED BALANCE OF PARTICIPANT'S ACCOUNT

Any balance remaining in a Participant’s account after the purchase of Stock at the end of an Offering period shall be carried forward and applied to the next Offering.

6.06 DELIVERY OF STOCK

The Company shall cause the Stock purchased in an Offering to be delivered to a Participant by any of the following methods:

(a)	by the delivery of certificates directly to the Participant;

(b)	by the delivery of such certificates to a brokerage account held in the Participant's name; or

(c)	by the electronic crediting of ownership of such certificates to such brokerage account.

Such delivery shall be made as soon as administratively practicable following the close of each Offering period.

6.07 RESTRICTIONS ON STOCK

All shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

ARTICLE 7. WITHDRAWAL FROM OFFERING

7.01 VOLUNTARY WITHDRAWAL PRIOR TO CLOSE OF OFFERING

(a)	A Participant may withdraw from an Offering by providing notice of withdrawal to the Administrator in the form and manner and within the time period determined by the Administrator.

(b)	Upon receipt of a notice of withdrawal, the Employer shall cease making payroll deductions from the Participant’s Compensation and shall pay the Participant the amount credited to his or her account as soon as administratively practicable.

(c)	A Participant who withdraws from an Offering may not again participate in that Offering.

(d)	A Participant’s withdrawal from any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan adopted by the Company or any of its Subsidiaries.

7.02 TERMINATION OF EMPLOYMENT

In the event that a Participant’s employment is terminated for any reason other than death prior to the close of an Offering, the Participant will be deemed to have withdrawn from the Offering and the Employer shall pay the Participant the amount credited to his or her account as soon as administratively practicable.

7.03 TERMINATION OF EMPLOYMENT DUE TO DEATH

(a)	In the event that Participant’s employment is terminated because of his or her death prior to the close of an Offering, his beneficiary shall have the right to elect:

(i)	to withdraw from the Offering and receive payment of the amount credited to the Participant's account, or

(ii)	to continue to participate in the Offering and purchase shares with the amount credited to the Participant’s account as of the date of the death.

(b)	Such election shall be made by filing written notice in the form and manner determined by the Administrator prior to the earlier of the applicable deadline for withdrawal set forth in Section 7.01 or the expiration of a period of sixty (60) days commencing with the Participant’s date of death.

(c)	In the event that proper notice is not timely received, the beneficiary shall automatically be deemed to have elected to continue to participate in the Offering.

7.04 PAYMENT OF INTEREST

No interest shall be paid on any and all amounts which are paid to or for the benefit of a Participant pursuant to the provisions of this Article 7.

ARTICLE 8. AMENDMENT AND TERMINATION

The Board of Directors or the Committee may amend, modify, or terminate the Plan; provided, however, that no such action of the Board or the Committee, without approval of the stockholders of the Company, may (a) increase the total amount of Stock which may be offered under the Plan (except for adjustments resulting from a change in capitalization of the Company as described above), (b) withdraw the administration of the Plan from the Committee or (c) permit any person, while a member of the Committee, to be eligible to participate in the Plan.

ARTICLE 9. MISCELLANEOUS PROVISIONS

9.01 DESIGNATION OF BENEFICIARY

A Participant may file a written designation of a beneficiary who is to receive any stock and/or cash in the event of the Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Administrator. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant’s death of a beneficiary validly designated by him or her under the Plan, the Company shall deliver such Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the Stock or cash credited to the Participant under the Plan.

9.02 NON-TRANSFERABILITY

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an election to purchase Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering in accordance with Section 7.01.

Any rights with respect to a Participant’s account and any election rights granted under the Plan existing after the Participant dies are exercisable by the Participant’s designated beneficiary or, if there is no designated beneficiary, by the Participant’s legal representative.

9.03 USE OF FUNDS

All such deductions received or held by the Employer under this Plan may be used by the Employer for any corporate purpose and the Employer shall not be obligated to segregate such payroll deductions.

9.04 PARTICIPANT'S INTEREST IN STOCK

A Participant will have no interest in Stock covered by his or her election until such purchase has been completed.

9.05 NO INTEREST PAYABLE

No interest will be paid on any money paid into the Plan or credited to any Participant’s account.

9.06 NO EFFECT ON EMPLOYMENT RIGHTS

Nothing in this Plan or in any election made under it shall confer on any employee any right to continue in the employ of the Company or its Subsidiaries or limit in any manner or to any extent the right of the Company or its Subsidiaries to terminate the employment of any employee at any time.

9.07 GOVERNING LAW

The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

9.08 WITHHOLDING TAXES

The Company shall have the right to require Participants to satisfy any liability for any federal, state or local income, or other withholding taxes as a prerequisite to the Company’s obligation to deliver shares or securities of the Company.